Agent cell phone/residential message flow:

Hello. This message is for <RPC First Name, Last Name>. We’re calling from Computershare Fund Services on behalf of the College Retirement Equities Fund to notify you of the upcoming Participant Meeting on Tuesday, July 21. We have not yet received your vote on the proxy proposal and the deadline to vote is approaching on Tuesday, July 21 at noon ET. You can reach us at 1 979 217 2957. The call only takes a couple of minutes, and we’re available Monday through Friday from 9 AM to 11 PM, and Saturday and Sunday from Noon to 6 PM Eastern. Again, that number is 1 979 217 2957. Thank you for your time and for being a valued participant.

Agent business message flow:

Hello. This message is for < Contact First Name Last Name > at < Business Name in ORD >. We’re calling from Computershare Fund Services on behalf of the College Retirement Equities Fund to notify you of the upcoming Participant Meeting on Tuesday, July 21. We have not yet received your vote on behalf of <Business Name in ORD> on the proxy proposal and the deadline to vote is approaching on Tuesday, July 21 at noon ET. You can reach us at 1 979 217 2957. The call only takes a couple of minutes, and we’re available Monday through Friday from 9 AM to 11 PM, and Saturday and Sunday from Noon to 6 PM Eastern. Again, that number is 1 979 217 2957. Thank you for your time and consideration.